EXHIBIT 5

                            [Applebee's letterhead]


                                December 13, 1996



Applebee's International, Inc.
4551 West 107th Street, Suite 100
Overland Park, Kansas  66207


Gentlemen:

     I refer to the Registration Statement of Applebee's International, Inc. (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 50,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), to be issued under the Applebee's International, Inc. 401(k) Savings Plan and Trust (the "Plan").

     I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

     Based upon the foregoing, it is my opinion that the 50,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                           Very truly yours,


                                           /s/ Robert T. Steinkamp
                                          -------------------------
                                           Robert T. Steinkamp
                                           Vice President/General Counsel